SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                 Current Report Under to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (date of earliest event reported):  January 14, 1998
                        Commission File Number:  0-14096


                             FORELAND CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                                        87-0422812
     (State or other jurisdiction of                          (IRS Employer
      incorporation or organization)                        Identification No.)


          12596 W. Bayaud Avenue
      Suite 300, Lakewood, Colorado                                80228
     (Address of Principal Executive Offices)                    (Zip Code)


              Registrant's Telephone Number, including Area Code:
                               (303) 988-3122


                                    N/A
     (Former name, former address, and formal fiscal year, if changed since last report)


                             ITEM 5.  OTHER EVENTS

      Foreland Corporation (the "Company") announced on January 14, 1998 the results of its Enhanced Oil Recovery (EOR) pilot program, formation of Foreland's EOR Group, and 1998 E & P drilling schedule.

      The EOR High-Pressure Air Injection (HPAI) Program was started on November 20, 1997 at the Company's Eagle Springs field. Gas analysis from producing wells offset to the injection well confirms spontaneous ignition and complete oxygen utilization. Increased pressure and initial production response has been detected. Management of the Company believes that these early results are very encouraging to the overall expectation of the program and that the HPAI Program could add as much as 8.8 million barrels of oil at a capital cost of less than $1 per barrel with daily production of 1800 BOPD, thereby increasing to cash flow and reserves.

      The Company has also formed the Foreland EOR Group headed by Foreland's Senior Engineer Mr. David Green in alliance with Mr. Alexander Erickson. Mr. Erickson is recognized as the country's foremost expert on HPAI Recovery Programs. The EOR Group focus will be to identify and acquire properties within the Rocky Mountain region that meet the necessary parameters for implementation of HPAI Enhanced Recovery.

      Foreland also announced that its 1998 drilling program will include up to seven development wells at the Eagle Springs field and multiple 3D defined exploration wells in Pine Valley, Nevada. The first well is scheduled to start in March at the Eagle Springs field.

      Except for the historical information contained herein, the matters discussed in this report are "forward-looking statements" within the meaning of federal securities laws. Actual results or events may differ substantially from these forward-looking statements due to numerous risks and uncertainties, including actual results from drilling for expansion, cash flow from operations, and other risks discussed in the Company's filings with the Securities and Exchange Commission.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 23, 1998

                                          FORELAND CORPORATION



                                          By   /s/  N. Thomas Steele
                                            N. Thomas Steele, President